Exhibit 99.1

For Immediate Release:

AXS-ONE ANNOUNCES 2003 THIRD QUARTER

EARNINGS

Company Contact:	IR Contact:
William Levering	Matthew Hayden
AXS-One Inc.	Hayden Communications
wlevering@axsone.com	matt@haydenir.com
(201) 935-3400	(760) 487-1137

•                  9TH CONSECUTIVE QUARTER OF PROFITABILITY

•                  139% INCREASE IN 3RD Q LICENCE REVENUE TO $2.5M FROM $1.03M in 2002

•                  71% INCREASE IN YTD LICENSE REVENUE TO $5.05M FROM $2.9M in 2002

•                  9% INCREASE IN 3RD Q REVENUES TO $10.2M FROM $9.3M in 2002

•                  56% INCREASE IN 3RD Q NET INCOME TO $918,000 FROM $587,000 in 2002

•                  3rdQUARTER EPS OF $.04 VERSUS $.02 in 2002

RUTHERFORD, NJ – October 29, 2003 – AXS-One Inc. (AMEX: AXO), a leading provider of e-business solutions, today announced its financial results for the third quarter and nine-month period ended September 30, 2003.

Revenues for the quarter ended September 30, 2003 increased 9% to $10,211,000 from $9,327,000 in the corresponding prior year period.  Specifically, license revenues for the quarter increased 139% to $2,459,000 from $1,030,000 in the third quarter of 2002. Operating income increased 40% to $1,065,000 compared to $761,000 recorded in the third quarter of 2002.  Net income for the three months increased 56% to $918,000, or $.04 per diluted share, in comparison to $587,000, or $.02 per diluted share for the third quarter of 2002, marking the Company’s ninth consecutive quarter of profitability.

For the nine-month period ended September 30, 2003 revenues increased 5% to $29,244,000 from $27,786,000 in the corresponding prior year period.  License revenues for the nine months increased 71% to $5,054,000 from $2,954,000 in 2002. Operating income totaled $1,742,000 compared to $1,840,000 in 2002.  Net income for the nine months increased 29% to $1,500,000, or $.06 per diluted share, from $1,163,000, or $.05 per diluted share for the corresponding nine months in 2002.

Highlights from the quarter included a license agreement for a corporate compliance solution for a multi-billion dollar financial services company. The integrated solution comprises EMC’s unique Centera Compliance Edition content addressed storage (CAS) system and the AXS-One® Email and Instant Messaging Management software. During the quarter, the Company signed an additional compliance solution license agreement with a leading investment banking and brokerage firm based in New York.

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John Rade, AXS-One Chief Executive Officer stated, “These third quarter results confirm the financial foundation we have established thus far this year.  We have reported nine consecutive quarters of profitability, which is particularly impressive for this third quarter as it has traditionally been one of our slowest.  We are particularly proud of the improvements we have made in licensing revenue, which increased substantially both for the quarter and year-to-date as compared to 2002.  We signed a total of 23 deals in the quarter and continue to see strong demand for both our records management and financial management software for the balance of the year. In addition, we have secured five new clients and have completed 12 deals involving our e-Cellerator™ technology. Revenues were derived from a number of significant customers, including large financial institutions, a pharmaceutical manufacturer, mortgage companies, brokerage firms, research organizations and government agencies. As a result of our leveraged revenue model, the Company’s operating income increased by 40% for the third quarter, which equated to a doubling of earnings per share, over last year. It is important to also note that our profitability was impacted by weaker consulting revenue in the USA and UK but that maintenance revenue continues to remain stable. In addition, the Company has paid down $1.35 million in debt this year to date.”

About AXS-One Inc.

AXS-One (AMEX: AXO) is a provider of supply chain management solutions for service industries that extend the finance function and allow organizations to work collaboratively with their partners, suppliers, employees, and customers while preserving investments in existing systems.  AXS-One has implemented high-volume, interoperable, scalable and secure business solutions for global 2000 organizations.  Its Web Services based technology has been critically acclaimed as best of class.  AXS-One has approximately 250 employees in offices worldwide, including Australia, Canada, Singapore, the United Kingdom, the United States, and South Africa.  AXS-One was founded in 1978, and is based in Rutherford, New Jersey, U.S.A.  For further information, visit the AXS-One web site at http://www.axsone.com.

AXS-One, the AXS-One logo, “Access Tomorrow Today,” AXSPoint and TransAXS are registered trademarks of, and e-Cellerator, AXS Desk, “AXS-One Collaboration FrameWorks,” SMART and Tivity are trademarks of, AXS-One Inc. in the U.S.  All other company and product names are trademarks or registered trademarks of their respective companies.

Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: potential vulnerability to technological obsolescence; the risks that its current and future products may contain errors or defects that would be difficult and costly to detect and correct; potential difficulties in managing growth; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in AXO’s Securities and Exchange Commission filings.

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-Table Follows –

AXS-ONE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2003	2002	2003
Revenues:
License fees	$1,030	$2,459	$2,954	$5,054
Services	8,196	7,681	24,542	23,930
Other-related parties	101	71	290	260
Total revenues	9,327	10,211	27,786	29,244

Operating expenses:
Cost of license fees	393	371	1,095	1,090
Cost of services	3,838	3,815	11,533	11,782
Sales and marketing	1,379	1,780	4,815	5,535
Research and development	1,697	1,697	5,123	4,949
General and administrative	1,259	1,483	3,380	4,146
Total operating expenses	8,566	9,146	25,946	27,502
Operating income	761	1,065	1,840	1,742
Other income (expense):
Interest income	8	17	31	49
Interest expense	(100)	(48)	(275)	(167)
Gain on sale of subsidiary	149	—	219	71
Equity in income (losses) of joint ventures	(179)	(81)	(476)	34
Other expense, net	(52)	(6)	(176)	(172)
Other expense, net	(174)	(118)	(677)	(185)
Net income before income taxes	$587	$947	$1,163	$1,557
Income tax expense	—	(29)	—	(57)
Net income	$587	$918	$1,163	$1,500

Basic net income per common share	$0.02	$0.04	$0.05	$0.06
Weighted average basic common shares outstanding	24,827	24,960	24,808	24,929

Diluted net income per common share	$0.02	$0.04	$0.05	$0.06
Weighted average diluted common shares outstanding	25,170	25,391	25,566	25,932

The unaudited financial information included in this document is intended only as summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Company (including the Notes thereto, which set forth important information) contained in its Reports on Form 10-K and
10-Q filed by the Company with the U.S. Securities and Exchange
Commission (SEC). Such reports are available on the public EDGAR electronic filing system maintained by the SEC.